Putnam Pennsylvania Tax Exempt Income Fund, May 31, 2016, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	5,031
Class B	114
Class C 	584
Class M	115

72DD2 (000s omitted)

Class Y	269

73A1

Class A	0.2927
Class B	0.2364
Class C	0.2226
Class M 	0.2682

73A2

Class Y	0.3139

73C  (000s omitted)

Class A	0.0048
Class B	0.0038
Class C	0.0036
Class M	0.0044
Class Y	0.0051


74U1	(000s omitted)

Class A	17,304
Class B	450
Class C	2,626
Class M	447

74U2	(000s omitted)

Class Y	913

74V1

Class A	9.34
Class B	9.32
Class C	9.34
Class M	9.35

74V2

Class Y	9.35

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.
Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.